Exhibit 2

PROVIDENT BANCORP, INC.

PLAN OF STOCK ISSUANCE

DATED MARCH 10, 2015, AS AMENDED APRIL 16, 2015

PROVIDENT BANCORP, INC.

PLAN OF STOCK ISSUANCE

ARTICLE I.

INTRODUCTION - BUSINESS PURPOSE

This Plan of Stock Issuance (the “Plan”) provides for the minority stock issuance by Provident Bancorp, Inc. (the “Mid-Tier Holding Company”), a wholly-owned subsidiary of Provident Bancorp (the “MHC”), whereby the Mid-Tier Holding Company will offer for sale up to 49.9% of its Common Stock upon the terms and conditions set forth herein to Eligible Account Holders, Supplemental Eligible Account Holders, the Employee Plans established by The Provident Bank (the “Bank”) or the Mid-Tier Holding Company, and Employees, Officers, directors, trustees and Corporators of the Bank, the Mid-Tier Holding Company and the MHC, according to the respective priorities set forth in the Plan. Any shares not subscribed for by the foregoing classes of Persons may be offered for sale to certain members of the public directly by the Mid-Tier Holding Company through a Direct Community Offering and/or a Syndicated Community Offering or through a Firm Commitment Underwritten Offering. Upon completion of the Offering, the MHC will continue to own at least a majority of the outstanding common stock of the Mid-Tier Holding Company. Upon completion of the Offering, Eligible Account Holders and Supplemental Eligible Account Holders will be granted interests in the liquidation account to be established by the Bank or the Mid-Tier Holding Company pursuant to Section 9.7 hereof. Capitalized terms used but not defined in this Article I shall have the respective meanings set forth in Article II hereof.

In furtherance of the Bank’s commitment to its community, the Bank intends to cause to be formed a charitable foundation (the “Foundation”) as part of the Offering. The Foundation is intended to complement the Bank’s community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Mid-Tier Holding Company and the Bank over the long term. Consistent with the Bank’s goal, the Plan provides for the Mid-Tier Holding Company to donate to the Foundation a number of shares of authorized but unissued Common Stock in an amount up to 2.0% of the number of shares of Common Stock issued in the Stock Issuance, as well as cash in amount of $250,000.

The Plan is subject to the approval of various regulatory agencies. The Plan must also be approved by a majority of the total votes of the Corporators and a majority of the Independent Corporators (who shall constitute not less than 60% of all Corporators) eligible to be cast at the annual meeting or at a special meeting called for such purpose. By approving the Plan, the Corporators will also be approving all steps necessary or incidental to effect the Stock Issuance and Offering. In addition, the contribution to the Foundation must be approved by a majority of the total votes of the Corporators and a majority of the Independent Corporators (who shall constitute not less than 60% of all Corporators) eligible to be cast at the annual meeting or at a special meeting called for such purpose.

The primary purposes of the Stock Issuance are to: (1) enhance our capital base to support our continued growth; (2) redeem some or all of our stock issued under the Small Business Lending Fund; (3) offer our depositors, Employees, officers, directors, trustees and Corporators an equity ownership interest in the Bank; (4) support our local communities through a contribution to the charitable foundation; and (5) facilitate future mergers and acquisitions. In addition, the Board of Directors and senior management believe that the Stock Issuance will be beneficial to the population within the Bank’s market area. The Offering will provide local customers and other residents with an opportunity to become equity owners of the Bank, and thereby participate in possible stock price appreciation and cash dividends, which is consistent with the objective of being a locally-owned financial institution serving local financial needs. The Board of Directors and management believe that, through local stock ownership, current customers and non-customers who purchase Common Stock will seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank.

The Bank became a stock-form subsidiary of the MHC when the Bank initially reorganized into the mutual holding company structure in 2000. Accordingly, the Stock Issuance will not affect the corporate existence of the Bank. The Bank’s business and operations will not be affected or interrupted by the Stock Issuance, and the Bank will continue as the same legal entity after the Stock Issuance. The Stock Issuance will have no impact on depositors, borrowers or other customers of the Bank. Upon the Stock Issuance, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Stock

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Issuance, and such deposit account holder shall have all of the same rights and privileges after the Stock Issuance. All deposit accounts in the Bank following the Stock Issuance will continue to be insured up to the legal maximum by the Deposit Insurance Fund of the FDIC and the Depositors Insurance Fund established by Massachusetts General Laws for amounts in excess of FDIC coverage limits, in the same manner as such deposit accounts were insured immediately before the Stock Issuance. There will be no change in the Bank’s loans. The Stock Issuance will not result in any reduction of the Bank’s reserves or net worth. Members of the MHC shall retain full liquidation rights in the MHC in accordance with applicable laws and Regulations.

In the Stock Issuance, the Mid-Tier Holding Company will issue to the MHC Common Stock in exchange for the shares of Mid-Tier Holding Company common stock that the MHC presently holds. Common Stock sold in the Offering will be issued by the Mid-Tier Holding Company from authorized but unissued shares of Common Stock.

ARTICLE II.

DEFINITIONS

As used in the Plan, the terms set forth below have the following meanings:

2.1.       ACTING IN CONCERT. The term “ACTING IN CONCERT” means Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Mid-Tier Holding Company or the Officers as delegated by Board of Directors of the Mid-Tier Holding Company and may be based on any evidence upon which such Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies; provided, however, that the determination of whether a group is Acting in Concert remains subject to review by the Division. Persons having the same address, whether or not related, will be deemed to be Acting in Concert unless otherwise determined by the Board or such delegatee. Trustees of the MHC, directors of the Mid-Tier Holding Company or directors of the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

2.2.       AFFILIATE. An “AFFILIATE” of, or a Person “AFFILIATED” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

2.3.       APPLICATION. The application, including a copy of the Plan, submitted by the Mid-Tier Holding Company to the Commissioner for approval of the Offering.

2.4.       ASSOCIATE. The term “ASSOCIATE,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Mid-Tier Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is an Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or trustee or Officer of the Bank, the Mid-Tier Holding Company or the MHC; provided, however, that (i) any Tax-Qualified Employee Plan shall not be deemed to be an Associate of any trustee, Officer or Corporator of the Bank for the purposes of Section 8.4 hereof, and (ii) any Tax-Qualified or Nontax-Qualified Employee Plan shall not be deemed to be an Associate of any director, trustee or Officer of the MHC, the Mid-Tier Holding Company or the Bank for any other purpose to the extent provided in the Plan. When used to refer to a Person other than a director or trustee or Officer of the Bank, the Mid-Tier Holding Company or the MHC, the Mid-Tier Holding Company or the Bank, as applicable, may determine in its sole discretion the Persons that are

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Associates of other Persons. Trustees of the MHC and directors of the Mid-Tier Holding Company and the Bank shall not be deemed to be Associates solely as a result of their membership on such board or boards.

2.5.           BANK. The Provident Bank, a Massachusetts-chartered savings bank.

2.6.           BANK REGULATORS. The Commissioner, the FRB and other bank regulatory agencies, if any, responsible for reviewing and approving the Plan and the Stock Issuance.

2.7.           COMMISSIONER. The Commissioner of Banks of the Commonwealth of Massachusetts.

2.8.           COMMON STOCK. The common stock authorized to be issued from time to time by the Mid-Tier Holding Company.

2.9.           COMMUNITY OFFERING. A Direct Community Offering and/or a Syndicated Community Offering.

2.10.         CONTROL (INCLUDING THE TERMS “CONTROLLING”, “CONTROLLED BY”, AND “UNDER COMMON CONTROL WITH”). The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

2.11.         CORPORATOR. A Corporator of the MHC.

2.12.         DEPOSIT ACCOUNT. Any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plans, SEPs and IRA accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies, certain escrow accounts, or trust department accounts held separately from deposit accounts in accordance with Section 4 of Chapter 167G of the Massachusetts General Laws.

2.13.         DIRECT COMMUNITY OFFERING. The offering for sale directly by the Mid-Tier Holding Company of Common Stock (i) to the Local Community, as provided in Section 7.6 of the Plan, with preference given to natural persons residing in the Local Community, including trusts of natural persons, and then (ii) to the public at large. The Direct Community Offering may be conducted simultaneously with the Subscription Offering.

2.14.         DIVISION. The Division of Banks of the Commonwealth of Massachusetts.

2.15.         ELIGIBLE ACCOUNT HOLDER. Any Person holding a Qualifying Deposit on the Eligibility Record Date.

2.16.         ELIGIBILITY RECORD DATE. February 28, 2014, the date for determining who qualifies as an Eligible Account Holder.

2.17.         EMPLOYEE. All Persons who are employed by the Bank, the Mid-Tier Holding Company or the MHC. The term “EMPLOYEE” does not include a trustee, director or Officer.

2.18.         EMPLOYEE PLAN. Any Tax-Qualified Employee Plan or Nontax-Qualified Employee Plan.

2.19.         ESOP. The employee stock ownership plan to be established by the Bank or the Mid-Tier Holding Company.

2.20.         ESTIMATED VALUATION RANGE. The dollar range of the proposed Offering, as determined by the Independent Appraiser before the Offering and as it may be amended from time to time thereafter. The Estimated Valuation Range may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the Range Maximum.

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2.21.         EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

2.22.         FDIC. The Federal Deposit Insurance Corporation.

2.23.         FIRM COMMITMENT UNDERWRITTEN OFFERING. The offering, at the sole discretion of the Mid-Tier Holding Company, of Common Stock not subscribed for in the Subscription Offering and any Direct Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering would commence following the Subscription Offering and the Direct Community Offering, if any.

2.24.         FOUNDATION. A charitable foundation established and funded by the Mid-Tier Holding Company immediately following the Offering as contemplated by Article IV hereof. The Foundation will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

2.25.         FRB. The Board of Governors of the Federal Reserve System.

2.26.         FRB APPLICATION. The application, including a copy of the Plan, submitted by the Mid-Tier Holding Company to the FRB for approval of the Offering.

2.27.         GROUP MAXIMUM PURCHASE LIMIT. The limitation on the purchase of shares of Common Stock established by Section 8.3, as such limit may be increased pursuant to said Section 8.3.

2.28.         INDEPENDENT APPRAISER. The appraiser retained by the Mid-Tier Holding Company to prepare an appraisal of the pro forma market value of the Common Stock.

2.29.         INDEPENDENT CORPORATOR.  A Corporator who is not an Employee, Officer or trustee of the MHC or an Employee, Officer, director, or “significant borrower” of the Bank, as determined by the Commissioner.

2.30.         INDEPENDENT VALUATION. The estimated pro forma market value of the Common Stock as determined by the Independent Appraiser.

2.31.         INDIVIDUAL MAXIMUM PURCHASE LIMIT. The limitation on the purchase of shares of Common Stock established by Section 8.2, as such limit may be increased pursuant to said Section 8.2.

2.32.         INFORMATION STATEMENT. The information statement required to be sent to the Corporators in connection with the Special Meeting.

2.33.         INSIDER. An Officer, director, trustee or Corporator of the Bank, the Mid-Tier Holding Company or the MHC.

2.34.         LIQUIDATION ACCOUNT. The liquidation account established pursuant to Section 9.7 of the Plan.

2.35.         LOCAL COMMUNITY. The Massachusetts cities and towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, and the New Hampshire cities and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham.

2.36.         MARKETING AGENT. The broker-dealer responsible for organizing and managing the Offering and sale of the Common Stock.

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2.37.         MARKET MAKER. A broker-dealer who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

2.38.         MHC. Provident Bancorp, the Massachusetts-chartered mutual holding company for the Bank.

2.39.         MID-TIER HOLDING COMPANY. Provident Bancorp, Inc., a Massachusetts corporation.

2.40.         NONTAX-QUALIFIED EMPLOYEE PLAN. Any defined benefit plan or defined contribution plan of the Bank, the Mid-Tier Holding Company, the MHC or any of their respective Affiliates which is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

2.41.         OFFERING. The Subscription Offering, the Direct Community Offering and the Syndicated Community Offering and/or the Firm Commitment Underwritten Offering.

2.42.         OFFICER. The Chairman of the Board, the Chief Executive Officer, the President, any officer of the level of vice president or above, the Clerk and the Treasurer of the Bank or the Mid-Tier Holding Company, as the case may be.

2.43.         PERSON. An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts, SEPs and Keogh Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

2.44.         PLAN. This Plan of Stock Issuance, as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

2.45.         QUALIFYING DEPOSIT. The aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided that, in either case, such aggregate balance is not less than $50.

2.46.         RANGE MAXIMUM. The valuation which is 15% above the midpoint of the Estimated Valuation Range.

2.47.         RANGE MINIMUM. The valuation which is 15% below the midpoint of the Estimated Valuation Range.

2.48.         REGULATIONS. The regulations of the Division regarding issuances of stock by subsidiaries of mutual holding companies and the regulations of the FRB regarding issuances of stock by subsidiaries of mutual holding companies.

2.49.         SEC. The Securities and Exchange Commission.

2.50.         SPECIAL MEETING. The Special Meeting of Corporators called for the purpose of voting on the Plan.

2.51.         STOCKHOLDER. Any holder of stock of the Mid-Tier Holding Company following the Stock Issuance.

2.52.         STOCK ISSUANCE. The shares of Common Stock sold in the Offering, issued to the MHC and contributed to the Foundation.

2.53.         SUBSCRIPTION OFFERING. The offering of Common Stock for subscription by Persons holding subscription rights pursuant to the Plan.

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2.54.         SUBSCRIPTION PRICE. The price per share, determined as provided in Section 5.2 of the Plan, at which the Common Stock will be sold in the Offering.

2.55.         SUBSIDIARY. A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

2.56.         SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER. Any Person (other than Insiders, or their respective Associates) holding a Qualifying Deposit on the Supplemental Eligibility Record Date.

2.57.         SUPPLEMENTAL ELIGIBILITY RECORD DATE. If the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to approval of the Application by the Commissioner, a Supplemental Eligibility Record Date shall be established for determining who qualifies as a Supplemental Eligible Account Holder. If required, the Supplemental Eligibility Record Date shall be October 15, 2014.

2.58.         SYNDICATED COMMUNITY OFFERING. At the discretion of the Mid-Tier Holding Company, the offering of Common Stock following or contemporaneously with the Direct Community Offering through a syndicate of broker-dealers.

2.59.         TAX-QUALIFIED EMPLOYEE PLAN. Any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, 401(k) plan or other plan) of the Bank, the Mid-Tier Holding Company, the MHC or any of their respective Affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended. A Tax-Qualified Employee Plan does not include a Recognition Plan (as defined in Section 9.5) or a plan that provides for the granting of stock options.

ARTICLE III.

GENERAL PROCEDURE FOR STOCK ISSUANCE

3.1. PRECONDITIONS TO STOCK ISSUANCE. The Stock Issuance is expressly conditioned upon prior occurrence of the following:

3.1.1 Approval of the Plan by the affirmative vote of a majority of the total votes of the Corporators and a majority of the Independent Corporators (who shall constitute not less than 60% of all Corporators) eligible to be cast at a regular or special meeting of such Corporators in accordance with the Regulations.

3.1.2 Approval by the Commissioner of the Application.

3.1.3 Approval by the FRB of the FRB Application.

3.1.4 Approval by such other state and federal regulatory authorities as may be required to effect consummation of the Stock Issuance.

3.1.5 The receipt of private letter rulings from the Internal Revenue Service and the Massachusetts Department of Revenue or opinions of its counsel as to the federal income tax consequences of the Stock Issuance and of its tax accountants as to the Massachusetts income tax consequences of the Stock Issuance, in either case substantially to the effect that the Stock Issuance will not result in a taxable reorganization of the MHC, the Mid-Tier Holding Company or the Bank under the Internal Revenue Code of 1986, as amended.

3.2. SUBMISSION OF PLAN TO COMMISSIONER AND FRB. The Plan will be submitted to the Commissioner as part of the Application, and to the FRB as part of the FRB Application, together with a copy of the proposed Information Statement and all other material required by the Regulations, for approval by the Commissioner and the FRB. Upon a determination by the Commissioner that the Application is complete, the Bank will publish and post public announcements and notices of the Application as required by the Commissioner and the

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Regulations. To the extent applicable, the Stock Issuance will be conducted in compliance with the forms required by the FRB and the Commissioner.

3.3. SPECIAL MEETING OF CORPORATORS TO APPROVE THE PLAN. Following approval of the Plan by the Commissioner, the Special Meeting shall be scheduled in accordance with the MHC’s Bylaws, and the Plan (as revised in response to comments received from the Commissioner and the FRB) and any additional information required pursuant to the Regulations, will be submitted to the Corporators for their consideration and approval at the Special Meeting. The MHC will mail to each Corporator a copy of the Information Statement not less than seven days before the Special Meeting. Following approval of the Plan by the Corporators, the Mid-Tier Holding Company intends to take such steps as may be appropriate pursuant to applicable laws and regulations to conduct and complete the Offering.

3.4. THE MID-TIER HOLDING COMPANY. The Board of Directors of the Mid-Tier Holding Company will take all necessary steps to complete the Stock Issuance, including the timely filing of all necessary applications to appropriate regulatory authorities and the filing of a registration statement to register the sale of the Common Stock with the SEC.

3.5. OFFER AND SALE OF COMMON STOCK.

3.5.1 If the Corporators approve the Plan, and upon receipt of all required regulatory approvals, the Common Stock will be offered for sale in a Subscription Offering simultaneously to Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Plan, and Employees, officers, directors, trustees and Corporators in the manner set forth in Article VII hereof. The Subscription Offering period will run for no less than twenty (20) but no more than forty-five (45) days from the date of distribution of the Subscription Offering materials, unless extended by the Mid-Tier Holding Company with the approval of the Commissioner and the FRB, if required. If feasible, any Common Stock remaining may then be sold to the general public through a Direct Community Offering as provided in Article VII hereof, which may be held either subsequent to or concurrently with the Subscription Offering.

3.5.2 If feasible, shares of Common Stock remaining unsold after completion of the Subscription Offering and any Direct Community Offering may, in the sole discretion of the Mid-Tier Holding Company, be sold in a Syndicated Community Offering (which may commence following or contemporaneously with the Direct Community Offering) or a Firm Commitment Underwritten Offering, or in any manner receiving the required approval of the Bank Regulators and other applicable regulatory agencies that will achieve a widespread distribution of the Common Stock. The issuance of Common Stock in the Subscription Offering and any Direct Community Offering will be consummated simultaneously on the date the sale of Common Stock is consummated in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of shares of Common Stock has been issued. The sale of all shares of Common Stock to be sold pursuant to this Plan must be completed within forty-five (45) days after termination of the Subscription Offering, subject to the extension of such forty-five (45) day period by the Mid-Tier Holding Company with the approval of the Commissioner and the FRB, if required. The Mid-Tier Holding Company may seek one or more extensions of such forty-five (45) day period if necessary to complete the sale of shares of Common Stock. If sufficient shares of Common Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering or Firm Commitment Underwritten Offering and the Stock Issuance will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

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ARTICLE IV.

ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

4.1. ESTABLISHMENT OF THE FOUNDATION. As part of the Offering, the Mid-Tier Holding Company intends to establish the Foundation, which will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and to donate to the Foundation a number of shares of its authorized but unissued Common Stock in an amount up to 2.0% of the number of shares of Common Stock issued in the Stock Issuance. The Foundation intends to annually distribute total grants to assist charitable organizations or to fund projects within the Mid-Tier Holding Company’s and the Bank’s local community now and in the future of not less than 5.0% of the average fair value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, from time to time, a portion of the Common Stock contributed to it in connection with the Stock Issuance. The Mid-Tier Holding Company will also make a contribution of $250,000 of cash to the Foundation. The completion of the Offering is not conditioned on the contribution of Common Stock and cash to the Foundation.

4.2. PURPOSES OF THE FOUNDATION; CHARITABLE CONTRIBUTIONS. The Foundation is being formed in connection with the Offering in order to complement the Bank’s existing community reinvestment activities and to share with the Bank’s community a part of the Bank’s financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Mid-Tier Holding Company and the Bank over the long term. The Foundation will be dedicated to the promotion of charitable purposes within the Bank’s community.

The Foundation will operate in accordance with the following conditions, as well as any additional conditions imposed by the Bank Regulators:

•	The Foundation must vote its shares of Common Stock in the same ratio as other holders of such shares;

•	The Foundation shall be subject to examination by the Division and the FRB at the Foundation’s expense;

•	The Foundation shall comply with all supervisory directives or regulatory bulletins imposed by the Division or the FRB;

•	The Foundation shall operate in compliance with written policies adopted by its board of directors, including adopting a business plan and conflict of interest policy;

•	The Foundation shall provide annual reports to the Division and the FRB describing the grants made and the grant recipients;

•	The Foundation shall not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	Such other conditions, if any, as may be imposed by the Commissioner.

4.3. BOARD OF DIRECTORS OF THE FOUNDATION. The board of directors of the Foundation will, for at least five years after its organization, consist of at least one member that is also a Director of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. For at least five years after the Offering, and except for temporary periods resulting from death, resignation, removal or disqualification, at least one director on the board of directors of the Foundation will be an independent director who is not an employee, officer, trustee or Corporator of the MHC, the Mid-Tier Holding Company or the Bank nor a significant borrower of the Bank.

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ARTICLE V.

SHARES TO BE OFFERED

5.1. COMMON STOCK. The Common Stock to be issued in the Stock Issuance shall be fully paid and nonassessable. The total number of shares of Common Stock authorized under the Mid-Tier Holding Company’s Charter will exceed the number of shares of Common Stock to be issued in the Stock Issuance. COMMON STOCK WILL NOT BE COVERED BY DEPOSIT INSURANCE.

5.2. INDEPENDENT VALUATION, PURCHASE PRICE AND NUMBER OF SHARES.

5.2.1 INDEPENDENT VALUATION. An Independent Appraiser shall be employed by the Mid-Tier Holding Company to provide it with an Independent Valuation as required by the Regulations, which value shall be included in the prospectus (as described in Section 6.1 of this Plan) filed with the Commissioner, the FRB and the SEC. The directors of the Mid-Tier Holding Company shall thoroughly review and analyze the methodology and fairness of the Independent Valuation. The Independent Valuation will be made by a written report to the Mid-Tier Holding Company, contain the factors upon which the Independent Valuation was made and conform to procedures adopted by the Commissioner and the FRB. The Independent Valuation provided by the Independent Appraiser to the Mid-Tier Holding Company before the commencement of the Subscription Offering will contain an Estimated Valuation Range of aggregate prices for the Common Stock to be sold in the Offering, which range shall be based on the anticipated pro forma market value of the Common Stock. Such Estimated Valuation Range will establish a midpoint and will vary within 15% above (the “RANGE MAXIMUM”) to 15% below (the “RANGE MINIMUM”) such midpoint. The Independent Appraiser shall also present to the Mid-Tier Holding Company at the close of the Subscription Offering an updated valuation of the pro forma market value of the Common Stock.

5.2.2 SUBSCRIPTION PRICE. All shares sold in the Offering will be sold at a uniform price per share (the “SUBSCRIPTION PRICE”), which is expected to be determined before the commencement of the Offering. If there is a Syndicated Community Offering or Firm Commitment Underwritten Offering, the price per share at which the Common Stock is sold in such Syndicated Community Offering or Firm Commitment Underwritten Offering shall be equal to the per share purchase price of the shares sold in the Subscription Offering and the Direct Community Offering. The aggregate value for all shares of Common Stock issued in the Stock Issuance valued for such purpose at the Subscription Price will be equal to the estimated consolidated pro forma market value of the Common Stock, as determined for such purpose by the Independent Appraiser.

5.2.3 NUMBER OF SHARES. The total number of shares (and a range thereof) of Common Stock to be issued and offered for sale will be determined by the Mid-Tier Holding Company immediately before the commencement of the Subscription Offering based on the Independent Valuation, the Estimated Valuation Range and the Subscription Price. The Independent Valuation, and such number of shares, shall be subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Commissioner and the FRB, if necessary. In particular, the total number of shares may be increased by up to 15% above the Range Maximum if the Independent Valuation is increased subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions and the resulting aggregate purchase price is not more than 15% above the Range Maximum.

5.2.4 INCREASE OR DECREASE IN NUMBER OF SHARES. The number of shares of Common Stock to be sold in the Offering may be increased or decreased by the Mid-Tier Holding Company, subject to the following provisions. In the event that the aggregate purchase price of the number of shares of Common Stock ordered is below the minimum of the Estimated Valuation Range, or materially above the Range Maximum, resolicitation of purchasers may be required, provided, however, that a resolicitation will not be required if the number of shares increases by up to 15% above the Range Maximum. Any such resolicitation shall be effected in such manner and within such time as the Mid-Tier Holding Company shall establish, with the approval of the Commissioner and the FRB, if required.

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5.2.5 CONFIRMATION OF VALUATION. Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, before such consummation, the Independent Appraiser confirms to the Bank and to the Commissioner and to the FRB, if required, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of all shares of Common Stock ordered, at the Subscription Price, is incompatible with its estimate of the aggregate consolidated pro forma market value of the Common Stock. An increase in the aggregate value of the Common Stock by up to 15% above the Range Maximum would not be deemed to be material. If such confirmation is not received, the Mid-Tier Holding Company may cancel the Offering, resolicit and extend the Offering and establish a new Subscription Price and/or Estimated Valuation Range, or hold a new Offering or take such other action as the Commissioner and the FRB may permit.

ARTICLE VI.

SUBSCRIPTION RIGHTS AND ORDERS FOR COMMON STOCK

6.1. DISTRIBUTION OF PROSPECTUS. The Offering shall be conducted in compliance with the Regulations and applicable SEC regulations. As soon as practicable after the prospectus prepared by the Mid-Tier Holding Company has been declared effective and/or approved for use by the Commissioner, the FRB, if required, and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Plan and Employees, Officers, directors, trustees and Corporators at their last known addresses appearing on the records of the MHC, the Mid-Tier Holding Company and the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available (if and when a Community Offering is held) for use by Persons in the Community Offering.

6.2. ORDER FORMS. Each order form will be preceded or accompanied by the prospectus describing the Mid-Tier Holding Company, the Bank, the Common Stock and the Offerings. Each order form will contain, among other things, the following:

6.2.1 A specified date by which all order forms must be received by the Mid-Tier Holding Company, which date shall be not less than 20 nor more than 45 days following the date on which the order forms are mailed by the Mid-Tier Holding Company, and which date will constitute the expiration of the Subscription Offering, unless extended;

6.2.2 The Subscription Price per share for shares of Common Stock to be sold in the Offering;

6.2.3 A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the offering;

6.2.4 Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

6.2.5 An acknowledgment that the recipient of the order form has received a copy of the prospectus before execution of the order form;

6.2.6 A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Mid-Tier Holding Company within the Subscription Offering period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from a Deposit Account at the Bank maintained by such Person, but only if the Bank elects to permit such withdrawals from the type of such Deposit Account); and

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6.2.7 A statement to the effect that the executed order form, once received by the Mid-Tier Holding Company, may not be modified or amended by the subscriber without the consent of the Mid-Tier Holding Company.

6.3. UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT. In the event order forms (a) are not delivered for any reason or are returned undelivered to the Mid-Tier Holding Company by the United States Postal Service, (b) are not received back by the Mid-Tier Holding Company or are received by the Mid-Tier Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated order form within the time period specified thereon; provided, however, that the Mid-Tier Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Mid-Tier Holding Company may specify, and all interpretations by the Bank and the Mid-Tier Holding Company, as applicable, of terms and conditions of this Plan and of the order forms will be final. The Mid-Tier Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or faxed order forms.

6.4. PAYMENT FOR STOCK.

6.4.1 All payments for Common Stock subscribed for or ordered in the Offering must be delivered in full to the Mid-Tier Holding Company, together with a properly completed and executed order form, except in the case of the Syndicated Community Offering or Firm Commitment Underwritten Offering, on or before the expiration date specified on the order form, unless such date is extended by the Bank and the Mid-Tier Holding Company; provided, however, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Offering. The Mid-Tier Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement. Payment for Common Stock may also be made by a participant in an Employee Plan (including the Bank’s 401(k) plan) causing funds held for such participant’s benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Common Stock.

6.4.2 Payment for Common Stock shall be made either by check, bank draft or money order, or if a purchaser has a Deposit Account in the Bank (and if the Bank has elected to permit such withdrawals from the type of Deposit Account maintained by such Person), such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account at the Bank in an amount equal to the aggregate purchase price of such shares. Wire transfers may be accepted at the sole discretion of the Mid-Tier Holding Company. Any authorized withdrawal, whether from a savings, passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser pending consummation of the Offering or expiration of the 45-day period (or such longer period as may be approved by the Commissioner and the FRB, if required) following termination of the Subscription Offering, whichever occurs first. After consummation of the Offering, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on checks and money orders will be paid by the Bank at the Bank’s passbook savings rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Offering will be refunded to them with

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interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

ARTICLE VII.

STOCK PURCHASE PRIORITIES

7.1. PRIORITIES FOR OFFERING. All purchase priorities established by this Article VII shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Article VIII of this Plan. In addition to the priorities set forth in this Article VII, the Bank may establish other priorities for the purchase of Common Stock, subject to the approval of the Commissioner and the FRB, if required. The priorities for the purchase of shares in the Offering are set forth in the following Sections.

7.2. CERTAIN DETERMINATIONS. All interpretations or determinations of whether prospective purchasers are “RESIDENTS,” “ASSOCIATES,” or “ACTING IN CONCERT” and any other interpretations of any and all other provisions of the Plan shall be made by and at the sole discretion of the Mid-Tier Holding Company and may be based on whatever evidence the Mid-Tier Holding Company may choose to use in making any such determination. Such determination shall be conclusive, final and binding on all Persons and the Mid-Tier Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the Commissioner for action, as in its sole discretion the Mid-Tier Holding Company may deem appropriate.

7.3. MINIMUM PURCHASE; NO FRACTIONAL SHARES. The minimum purchase by any Person shall be 25 shares (to the extent that shares of Common Stock are available for purchase), provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $500. No fractional shares will be allocated or issued.

7.4. OVERVIEW OF PRIORITIES. In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Supplemental Eligible Account Holders; (3) Tax-Qualified Employee Plans; and (4) Employees, Officers, directors, trustees and Corporators of the Bank, the Mid-Tier Holding Company and the MHC. Any shares of Common Stock that are not subscribed for in the Subscription Offering at the discretion of the Mid-Tier Holding Company may be offered for sale in a Direct Community Offering and/or a Syndicated Community Offering or a Firm Commitment Underwritten Offering on terms and conditions and procedures satisfactory to the Mid-Tier Holding Company, subject to any approvals required from the Commissioner or the FRB.

7.5. PRIORITIES FOR SUBSCRIPTION OFFERING.

7.5.1 FIRST PRIORITY: ELIGIBLE ACCOUNT HOLDERS. Upon approval of the Plan by the Corporators and the receipt of permission from the Commissioner, the FRB, if required, and the SEC to offer the Common Stock for sale, each Eligible Account Holder shall receive, without payment therefor, nontransferable subscription rights on a first priority basis to subscribe for a number of shares of Common Stock equal to the greatest of (x) a number determined by dividing the Individual Maximum Purchase Limit (as such term is defined in Section 8.2) by the per share Subscription Price, (y) one-tenth of one percent (0.10%) of the shares offered in the Offering, or (z) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Common Stock to be offered in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares of Common Stock will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Common Stock received by Insiders (and their Associates) based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date shall be subordinated to the subscription rights of

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other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he or she had an ownership interest as of the Eligibility Record Date.

7.5.2 SECOND PRIORITY: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for a number of shares of Common Stock equal to the greatest of (x) a number determined by dividing the Individual Maximum Purchase Limit by the per share Subscription Price, (y) one-tenth of one percent (0.10%) of the shares offered in the Offering, or (z) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Common Stock to be offered in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares of Common Stock which, when added to the shares subscribed for by Eligible Account Holders, exceeds available shares, the available shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

7.5.3 THIRD PRIORITY: TAX-QUALIFIED EMPLOYEE PLANS. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, the Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Issuance to Persons other than the MHC. In the event that the total number of shares of Common Stock offered in the Offering is increased due to an increase in the Estimated Valuation Range above the Range Maximum, the Tax-Qualified Employee Plans shall have a priority right to purchase any such additional shares offered (up to an aggregate of 10% of the Common Stock to be issued in the Stock Issuance to Persons other than the MHC). The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director, Trustee, Officer or Corporator of the MHC, the Mid-Tier Holding Company or the Bank. If the Tax-Qualified Employee Plans are not able to fill their orders in the Offering, then the Tax-Qualified Employee Plans may purchase shares in the open market or utilize authorized but unissued shares only with prior Commissioner approval.

7.5.4 FOURTH PRIORITY: EMPLOYEES, OFFICERS, DIRECTORS, TRUSTEES AND CORPORATORS. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders, and any Tax-Qualified Employee Plans, each Employee, Officer, director, trustee and Corporator of the Bank, the Mid-Tier Holding Company and the MHC who is not an Eligible Account Holder or a Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the Individual Maximum Purchase Limit; provided, however, that the aggregate number of shares of Common Stock that may be purchased by Employees, Officers, directors, trustees and Corporators and their Associates in the Offering shall be limited to 25% of the total number of shares of Common Stock issued in the Offering (including shares purchased by Employees, Officers, directors, trustees and Corporators under this Section 7.5.4 and under the preceding priority categories, but not including shares purchased by the ESOP). In the event that Employees, Officers, directors, trustees and Corporators subscribe under this Section 7.5.4 for more shares of Common Stock than are available for purchase by them, the shares of Common Stock available for purchase will be allocated by the Mid-Tier Holding Company among such subscribing Persons on an equitable basis, such as by giving weight to the order size, period of service, compensation and position of the individual subscriber.

7.6. PRIORITIES FOR DIRECT COMMUNITY OFFERING.

7.6.1 Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares of Common Stock directly

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to the general public. The Direct Community Offering, if any, shall commence concurrently with, during or promptly after the Subscription Offering. The Direct Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The Mid-Tier Holding Company may use a broker, dealer or investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The Mid-Tier Holding Company may pay a commission or other fee to such entity or entities as to the shares sold by such entity or entities in the Subscription and Direct Community Offering and may also reimburse such entity or entities for reasonable expenses incurred in connection with the sale. The Common Stock will be offered and sold in the Direct Community Offering, in accordance with the Regulations, so as to achieve the widest distribution of the Common Stock. In making the Direct Community Offering, the Mid-Tier Holding Company will give preference to natural persons residing in the Local Community. Orders accepted in the Direct Community Offering shall be filled up to a maximum not to exceed 2% of the Common Stock offered in the Offering, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. No Person may subscribe for or purchase more than the Individual Maximum Purchase Limit of Common Stock in the Direct Community Offering. The Mid-Tier Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 7.6.

7.6.2 In the event of an oversubscription for shares in the Direct Community Offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Local Community (including trusts of natural Persons), so that each such Person may receive 100 shares, and thereafter, on a pro rata basis to such Persons based on the amount of their respective subscriptions or on such other reasonable basis as may be determined by the Mid-Tier Holding Company. If oversubscription does not occur among natural Persons residing in the Local Community, the allocation process to cover orders of other Persons subscribing for shares in the Direct Community Offering shall be as described above for natural Persons.

7.6.3 The terms “RESIDENT,” “RESIDENCE,” “RESIDE,” or “RESIDING” as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Local Community, has a present intent to remain with the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is not merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may use deposit or loan records or such other evidence provided to it to determine whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Mid-Tier Holding Company.

7.7. SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING.

7.7.1 Any shares of Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Mid-Tier Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Mid-Tier Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than the Individual Maximum Purchase Limit of Common Stock. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the Mid-Tier Holding Company and the Marketing Agent. Such agreement shall be filed with the Division and the SEC.

7.7.2 Alternatively, if feasible, shares of Common Stock not sold in the Subscription Offering or the Community Offering, if any, may be offered for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Mid-Tier Holding Company, subject to the right of

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the Mid-Tier Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Mid-Tier Holding Company may begin the Firm Commitment Underwritten Offering at any time. The Mid-Tier Holding Company may seek to make other arrangements for the sale of the remaining shares in order to meet the Range Minimum. Such other arrangements will be subject to any applicable approvals of the Bank Regulators and to compliance with applicable state and federal securities laws.

ARTICLE VIII.

ADDITIONAL LIMITATIONS ON PURCHASES

8.1. GENERAL. Purchases of Common Stock in the Offering will be subject to the purchase limitations set forth in this Article VIII.

8.2. INDIVIDUAL MAXIMUM PURCHASE LIMIT. This Section 8.2 sets forth the “INDIVIDUAL MAXIMUM PURCHASE LIMIT.” No Person (or Persons exercising subscription rights through a single qualifying deposit account held jointly) may purchase in the Subscription Offering and the Direct Community Offering more than $150,000 of Common Stock sold in the Offering and no Person (or Persons exercising subscription rights through a single qualifying deposit account held jointly) may purchase in the Offering (including the Subscription Offering, Direct Community Offering and Syndicated Community Offering or Firm Commitment Underwritten Offering) more than $150,000 of Common Stock sold in the Offering, except that: (a) the Mid-Tier Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Individual Maximum Purchase Limit to up to 5% of the number of shares of Common Stock offered in the Offering or (ii) decrease such Individual Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Common Stock offered in the Offering; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the Common Stock sold in the Offering (including shares issued in the event of an increase in the Range Maximum of 15%). If the Mid-Tier Holding Company increases the Individual Maximum Purchase Limit (as permitted by this Section 8.2), subscribers in the Subscription Offering who ordered the previously-effective maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Mid-Tier Holding Company, in its sole discretion. In the event that the Individual Maximum Purchase Limit is increased to 5% of the number of shares of Common Stock sold in the Offering, such limitation may be further increased to 9.99% of the number of shares of Common Stock sold in the Offering; provided that orders for Common Stock exceeding 5% of the Offering shall not exceed in the aggregate 10% of the Common Stock sold in the Offering. Requests to purchase additional shares of Common Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Mid-Tier Holding Company in its sole discretion.

8.3. GROUP MAXIMUM PURCHASE LIMIT. This Section 8.3 sets forth the “GROUP MAXIMUM PURCHASE LIMIT.” No Person and his or her Associates or group of Persons Acting in Concert, may purchase in the Subscription Offering and the Direct Community Offering more than $250,000 of Common Stock, except that: (a) the Mid-Tier Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Group Maximum Purchase Limit to up to 5% of the number of shares of Common Stock offered in the Offering or (ii) decrease such Group Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Common Stock offered in the Offering; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the shares of Common Stock sold in the Offering. Notwithstanding the foregoing, in the event that the Mid-Tier Holding Company increases the Individual Maximum Purchase Limit (as permitted by Section 8.2) to a number that is in excess of the Group Maximum Purchase Limit established by this Section 8.3, the Group Maximum Purchase Limit shall automatically be increased so as to be equal to the Individual Maximum Purchase Limit, as adjusted.

8.4. PURCHASES BY INSIDERS. The aggregate number of shares of Common Stock that may be purchased in the Offering by Insiders and their Associates (but excluding shares held by any Employee Plan that are attributable to such persons and shares purchased in the open market after the Offering) shall not exceed 25% of the

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outstanding shares of Common Stock of the Mid-Tier Holding Company held by persons other than the MHC at the close of the Stock Issuance.

8.5. SPECIAL RULE FOR TAX-QUALIFIED EMPLOYEE PLANS. Shares of Common Stock purchased by any individual participant (“PLAN PARTICIPANT”) in a Tax-Qualified Employee Plan using funds therein pursuant to the exercise of subscription rights granted to such Plan Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder shall not be deemed to be purchases by a Tax-Qualified Employee Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Plans may purchase pursuant to this Plan, if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

8.6. INCREASE IN THE TOTAL NUMBER OF SHARES OFFERED. In the event that the total number of shares of Common Stock offered in the Offering is increased to an amount greater than the Range Maximum, any additional shares will be issued to fill unfulfilled subscriptions of other subscribers according to their respective priorities set forth in the Plan, including the preference given to Tax-Qualified Employee Plans under Section 7.5.3.

8.7. ILLEGAL PURCHASES. Notwithstanding any other provision of the Plan, no Person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulation Authority, particularly those regarding free riding and withholding. The Mid-Tier Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

8.8. REJECTION OF ORDERS. The Mid-Tier Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Mid-Tier Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

8.9. SUBSCRIBERS IN NON-QUALIFIED STATES OR IN FOREIGN COUNTRIES. The Mid-Tier Holding Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Common Stock in states in which the offers and sales comply with such states’ securities laws. However, no Person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to purchase shares under the Plan reside in such state; (ii) the offer or sale of shares of Common Stock to such Persons would require the Mid-Tier Holding Company or its Employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

8.10. NO OFFER TO TRANSFER SHARES. Before the consummation of the Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to the Plan. In addition, before the consummation of the Offering, no person shall make any offer, or any announcement of any offer, to purchase the Common Stock to be issued, or knowingly acquire any Common Stock in the Offering in excess of the maximum purchase limitations established in this Plan. The following shall not constitute impermissible transfers under this Plan. Any Person having subscription rights in his or her individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder may exercise such subscription rights by causing a tax-qualified plan to make such purchase using funds allocated to such Person in such tax-qualified plan if such individual plan participant controls or directs the investment authority with respect to such account or subaccount. A tax-qualified plan that maintains an Eligible Deposit Account in the Bank as trustee for or for the benefit of a Person who controls or directs the investment authority with respect to such account or subaccount (“BENEFICIARY”) may, in exercising its subscription rights, direct that the Common Stock be issued in the name of such individual Beneficiary in his or her individual capacity.

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8.11. CONFIRMATION BY PURCHASERS. Each Person ordering Common Stock in the Offering will be deemed to confirm that such purchase does not conflict with the purchase limitations in the Plan. All questions concerning whether any Persons are Associates or a Group Acting in Concert or whether any purchase conflicts with the purchase limitations in the Plan or otherwise violates any provision of the Plan shall be determined by the Mid-Tier Holding Company in its sole discretion. Such determination shall be conclusive, final and binding on all Persons and the Mid-Tier Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the Commissioner for action, as in its sole discretion the Mid-Tier Holding Company may deem appropriate.

8.12. MINORITY STOCK ISSUANCE LIMITATIONS.

8.12.1 The aggregate amount of outstanding Common Stock owned or controlled by persons other than the MHC at the close of the Offering shall be less than 50% of the Mid-Tier Holding Company’s total outstanding Common Stock.

8.12.2 The aggregate amount of Common Stock acquired in the Offering by any Nontax-Qualified Employee Plan or any Insider and his or her Associates, exclusive of any stock acquired by such plan or Insider and his or her Associates in the secondary market, shall not exceed 10% of the outstanding shares of Common Stock held by persons other than the MHC at the close of the Offering. In calculating the number of shares held by any Insider or Associate under this provision, shares held by any Tax-Qualified Employee Plan or Nontax-Qualified Employee Plan that are attributable to such person shall not be counted.

8.12.3 The aggregate amount of stock of the Mid-Tier Holding Company, whether common or preferred, acquired in the Offering by any Nontax-Qualified Employee Plan or any Insider and his or her Associates, exclusive of any stock acquired by such plan in the secondary market, shall not exceed 10% of the stockholders’ equity of the Mid-Tier Holding Company held by persons other than the MHC at the close of the Offering. In calculating the number of shares held by any Insider or Associate under this provision, shares held by any Tax-Qualified Employee Plan or Nontax-Qualified Employee Plan that are attributable to such person shall not be counted.

8.12.4 The aggregate amount of Common Stock acquired in the Offering by any one or more Tax-Qualified Employee Plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 10% of the outstanding shares of Common Stock held by persons other than the MHC at the close of the Offering, and shall not exceed 4.9% of the outstanding shares of Common Stock at the conclusion of the Offering.

8.12.5 The aggregate amount of stock, whether common or preferred, acquired in the Offering by any one or more Tax-Qualified Employee Plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 10% of the stockholders’ equity of the Mid-Tier Holding Company held by persons other than the MHC at the close of the Offering, and shall not exceed 4.9% of the stockholders’ equity of the Mid-Tier Holding Company at the conclusion of the Offering.

8.12.6 The aggregate amount of common stock acquired in the Offering by all Nontax-Qualified Employee Plans, Insiders and Associates of Insiders, exclusive of any stock acquired by such plans, Insiders, and Associates in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock held by persons other than the MHC at the close of the Offering. In calculating the number of shares held by Insiders and their Associates under this provision, shares held by any Tax-Qualified Employee Plan or Nontax-Qualified Employee Plan that are attributable to such persons shall not be counted.

8.12.7 The aggregate amount of stock, whether common or preferred, acquired in the Offering by all Nontax-Qualified Employee Plans, Insiders and Associates of Insiders, exclusive of any stock acquired by such plans, Insiders and Associates in the secondary market, shall not exceed 25% of the stockholders’ equity of the Mid-Tier Holding Company held by persons other than the MHC at the close of the Offering. In calculating the number of shares held by Insiders and their Associates under this provision, shares held by any Tax-Qualified Employee Plan or Nontax-Qualified Employee Plan that are attributable to such persons shall not be counted.

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8.12.8 The aggregate amount of Common Stock acquired by all stock benefit plans of the Mid-Tier Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding Common Stock held by persons other than the MHC at the closing of the Offering.

ARTICLE IX.

POST OFFERING MATTERS

9.1. STOCK PURCHASES AFTER THE STOCK ISSUANCE. For a period of three years after the Offering, no Insider, or his or her Associates, may purchase, without the prior written approval of the Commissioner and the FRB, any stock of the Mid-Tier Holding Company except from a broker-dealer registered with the SEC, provided that the foregoing shall not apply to (i) negotiated transactions involving more than 1% of the outstanding stock in the class of stock, or (ii) purchases of stock made by and held by any Tax-Qualified or Nontax-Qualified Employee Plan even if such stock is attributable to Insiders or their Associates.

9.2. RESALES OF STOCK BY INSIDERS. Common Stock purchased in the Offering by Insiders and their Associates may not be resold for a period of at least one year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of such Insider or Associate.

9.3. STOCK CERTIFICATES. Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 9.2. Appropriate instructions shall be issued to the Mid-Tier Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

9.4. RESTRICTION ON FINANCING STOCK PURCHASES. The Mid-Tier Holding Company and the Bank are prohibited from making any loans or extending credit for the purpose of purchasing Common Stock in the Offering; provided, however, that the Mid-Tier Holding Company, or a subsidiary thereof, may loan funds to the ESOP for the purchase of Common Stock.

9.5. STOCK BENEFIT PLANS. The Board of Directors of the Bank and/or the Board of Directors of the Mid-Tier Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers, trustees and directors of the Bank and Mid-Tier Holding Company, including an ESOP, an Employer Stock Fund option in a 401(k) plan, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Offering subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Mid-Tier Holding Company may authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the Common Stock to be issued in the Stock Issuance to Persons other than the MHC. No Recognition Plans (as defined below) or stock option plans have yet been adopted by the Board of Directors of the Mid-Tier Holding Company, no such plans will be adopted prior to the closing of the Offering, and no such plans will be submitted for the approval of the Mid-Tier Holding Company’s Stockholders at a meeting held earlier than six months after completion of the Offering. The Bank or the Mid-Tier Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Offering, provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Mid-Tier Holding Company of (i) awards of Common Stock after the Offering pursuant to one or more stock recognition and award plans (the “Recognition Plans”) in an amount equal to up to 4% of the number of shares of Common Stock sold in the Offering and issued to the Foundation, (ii) options to purchase a number of shares of Common Stock in an amount equal to up to 10% of the number of shares of Common Stock sold in the Offering and issued to the Foundation, and shares of Common Stock issuable upon exercise of such options, (iii) to the ESOP, at the closing of the Offering or at any time thereafter, Common Stock in an amount equal to 8% of the number of shares of Common Stock sold in the Offering and issued to the Foundation; and (iv) to the Bank’s 401(k) plan, at the closing of the Offering, an amount equal to up to 2% of the number of shares of Common Stock sold in the Offering and issued to the Foundation.

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Shares awarded under the Tax-Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Common Stock, or shares of Common Stock purchased by the Mid-Tier Holding Company or such plans in the open market. Such limitations shall not apply if (x) the Recognition Plans or stock option plans are adopted no earlier than one year following the completion of the Offering, (y) all Common Stock awarded in excess of such limitations must be acquired in the secondary market and (z) such secondary market acquisitions must be no earlier than when such limitations can be exceeded.

9.6. MARKET FOR COMMON STOCK.

9.6.1 The Mid-Tier Holding Company shall use its best efforts to: (i) encourage and assist a Market Maker to establish and maintain a market for that class of stock; and (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

9.6.2 The Mid-Tier Holding Company shall promptly register the Common Stock with the SEC pursuant to the Exchange Act, and undertake not to deregister such Common Stock for a period of three years thereafter.

9.7. LIQUIDATION ACCOUNT.

9.7.1 The Mid-Tier Holding Company shall, at the time of the close of the Offering, establish a Liquidation Account in an amount equal to the product of (i) the percentage of the Common Stock issued in the Stock Issuance to Persons other than the MHC and (ii) the net worth of the Mid-Tier Holding Company as of the date of the latest consolidated statement of financial condition contained in the final Prospectus distributed in connection with the Offering. The function of the Liquidation Account is to establish a priority on liquidation for Eligible Account Holders and Supplemental Eligible Account Holders (if any) and, except as otherwise provided in this Section 9.7, the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Mid-Tier Holding Company. The Liquidation Account will be maintained by the Mid-Tier Holding Company for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts with the Bank following the Offering. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with 209 CMR 33.05(12).

9.7.2 In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Mid-Tier Holding Company (and only in such event), following all liquidation payments to creditors (including those to depositors to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then-adjusted subaccount balances for his or her deposit accounts then held, before any liquidating distribution may be made to any holder of the Mid-Tier Holding Company’s capital stock. No merger, consolidation, reorganization, or purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Mid-Tier Holding Company and/or the Bank is not the surviving entity, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

9.7.3 The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder (if any) shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder’s or Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits, but shall be subject to downward adjustment as described below.

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9.7.4 If, at the close of business on the last day of any period for which the Mid-Tier Holding Company has prepared audited financial statements subsequent to the effective date of the Offering, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder (if any) is less than the lesser of: (i) the balance in the Deposit Account at the close of business on the last day of any period for which the Mid-Tier Holding Company has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date (if established); or (ii) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date (if established), then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section 9.7, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Mid-Tier Holding Company subsequent to the Offering and only out of funds available for such purpose after payment of all creditors.

9.7.5 The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Mid-Tier Holding Company or the Bank, except that the Mid-Tier Holding Company shall not (i) declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the Liquidation Account, or (ii) the regulatory capital requirements of the Mid-Tier Holding Company (to the extent applicable). Neither the Mid-Tier Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account. Eligible Account Holders and Supplemental Eligible Account Holders (if any) do not retain any voting rights in either the Mid-Tier Holding Company or the Bank based on their liquidation subaccounts.

9.7.6        For the three-year period following the completion of the Offering, the Mid-Tier Holding Company will not without prior approval of the Commissioner and the FRB: (i) sell or liquidate the Mid-Tier Holding Company, or (ii) cause the Bank to be sold or liquidated. Upon the written request of the FRB and, if necessary, the Commissioner, the Mid-Tier Holding Company shall, or upon the prior written approval of the FRB and, if necessary, the Commissioner, the Mid-Tier Holding Company may, at any time after two years from the completion of the Offering, transfer the Liquidation Account to the Bank, at which time the Liquidation Account shall be assumed by the Bank and the interests of Eligible Account Holders and Supplemental Eligible Account Holders (if any) will be solely and exclusively established in a liquidation account established by the Bank. In the event such transfer occurs, the Mid-Tier Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the liquidation account established by the Bank and shall not be subject in any manner or amount to the claims of the Mid-Tier Holding Company’s creditors. Approval of the Plan by the Corporators shall constitute approval of the transactions described herein.

9.9. OFFERING EXPENSES. The Mid-Tier Holding Company may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Stock Issuance, including the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Regulations require that the expenses of the Offering must be reasonable. The Mid-Tier Holding Company will use its best efforts to assure that the expenses incurred by the Mid-Tier Holding Company in effecting the Offering will be reasonable.

9.10. PUBLIC INSPECTION OF OFFERING APPLICATION. The Mid-Tier Holding Company will maintain a copy of the Application in the main banking office of the Bank and such copy will be available for public inspection.

9.11. ENFORCEMENT OF TERMS AND CONDITIONS. The Mid-Tier Holding Company shall have the right to take all such action as it, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Plan and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the Mid-Tier Holding Company, of such

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Person’s eligibility to subscribe for or purchase shares of the Common Stock under the terms of the Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Common Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the Mid-Tier Holding Company, and its Board of Directors, Officers, Employees and agents shall be free from any liability to any Person on account of any such action.

9.12. VOTING RIGHTS FOLLOWING OFFERING. Following the Offering, the holders of the capital stock of the Mid-Tier Holding Company shall have exclusive voting rights in the Mid-Tier Holding Company.

9.13. PROCEEDS OF FUTURE STOCK ISSUANCES. The proceeds of any Mid-Tier Holding Company stock issuance plan which entails an offer to the general public shall be payable in cash to the Mid-Tier Holding Company.

9.14. WAIVERS OF DIVIDENDS. Any waiver by the MHC of a dividend payment from the Mid-Tier Holding Company shall require the prior approval of the Commissioner and the FRB.

ARTICLE X.

MISCELLANEOUS

10.1. INTERPRETATION OF PLAN. All interpretations of the Plan and application of its provisions to particular circumstances by the Mid-Tier Holding Company shall be final, subject to the authority of the Commissioner and the FRB. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to the Plan unless otherwise indicated. The recitals hereto constitute an integral part of the Plan. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents and headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation.”

10.2. AMENDMENT OR TERMINATION OF THE PLAN. If deemed necessary or desirable, the terms of the Plan may be substantively amended by the Board of Directors of the Mid-Tier Holding Company as a result of comments from regulatory authorities or otherwise at any time prior to approval of the Plan by the Commissioner and the FRB and at any time thereafter with the concurrence of the Commissioner and the FRB. If amendments to the Plan are made after the Special Meeting, no further approval of the Corporators will be necessary unless otherwise required by the Commissioner or the FRB. The Plan may be terminated by the Board of Directors in its sole discretion, at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Commissioner and the FRB. The Plan will terminate if the sale of all shares of Common Stock is not completed within twenty four months from the date of approval of the Plan by the Board of Directors.

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